Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS 49% INCREASE IN 2011 PRE-TAX EARNINGS AND PROVIDES 2012 GUIDANCE

WATSONVILLE, CA, February 23, 2012 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fiscal Year 2011 Highlights:

•	Pre-tax income was $21.2 million, a $7.0 million, or 49.0%, increase compared to last year.
•	Net income was $29.7 million, or $1.27 per fully diluted share, compared to $13.2 million, or $0.57 per fully diluted share, last year, a 124.3% increase, reflecting a significant tax benefit from the valuation allowance release during the year.
•	Net revenues for the fiscal year ended December 31, 2011 were $643.4 million, a $20.6 million or 3.3% increase over last year.
•	At year–end, we were debt free.
•	Year-end cash balance was nearly double that of last year at $44.0 million.
•	Inventory per square foot decreased by 4.9% versus last year.
•	Operating cash flow increased by 49.6% to $37.2 million.

Geoff Eisenberg, West Marine’s CEO, commented: “Our strong results for 2011 reflect continued progress in executing our focused strategies to drive higher sales and profit and position us very well for 2012. Due to the success of our many initiatives, from our new store formats to our new merchandise assortments, we have a great deal of optimism about our future.”

Fiscal 2011 results

Pre-tax income for fiscal year 2011 was $21.2 million, 49.0% higher than pre-tax income of $14.2 million in fiscal year 2010, which ended January 1, 2011. Net income for the year was $29.7 million, or $1.27 per diluted share. This was an improvement of $16.5 million compared to net income in 2010 of $13.2 million, or $0.57 per diluted share.

Net revenues for the fiscal year 2011 were $643.4 million, a 3.3% increase over net revenues of $622.8 million for the fiscal year 2010. Comparable store sales increased 2.3% versus last year. The primary driver of growth was increased sales to our Port Supply (wholesale) customers through our store locations as part of our ongoing efforts to better serve this group and to leverage our store facilities. Real estate activity connected with our real estate optimization strategy drove a net $8.9 million increase in net revenues as stores opened during the fourth quarter of 2010 and during 2011 generated $39.9 million in net revenues, whereas stores closed during these same periods effectively reduced net revenues by $31.0 million. The majority of the closures were a result of our ongoing strategy to evolve into having fewer, larger stores.

Gross profit for 2011 was $185.0 million, an increase of $9.4 million compared to 2010. As a percentage of net revenues, gross profit increased by 0.6% to 28.8%, compared to a gross profit margin of 28.2% last year. The increase in gross profit margin primarily was due to a 0.3% reduction in unit buying and distribution costs and a 0.2% improvement in inventory shrink. Additionally, increased revenues allowed us to leverage our relatively fixed occupancy expenses by 0.1%. These improvements were partially offset by lower raw product margin, down 0.1%, driven by a shift in revenues to lower-margin categories, such as electronics.

Selling, general and administrative (SG&A) expense for the fiscal year ended December 31, 2011 was $162.9 million, an increase of $2.1 million, or 1.3%, compared to $160.8 million for last year. SG&A decreased as a percentage of revenues to 25.4% in 2011, compared to 25.8% in 2010. Drivers of the higher SG&A expense included: a $2.6 million loss contingency accrual related to a recently-finalized software license audit; $1.3 million in higher information technology spending, including costs to implement our new point-of-sale and order entry systems; a variable selling expense increase of $1.2 million primarily due to higher store payroll supporting the higher sales year-over-year; a $0.7 million increase in benefits costs, including higher year-over-year health care claims; and a $0.6 million unfavorable impact versus last year of foreign currency exchange. These increases in SG&A were partially offset by a $4.4 million reduction in accrued bonus expense in 2011 due to increased bonus target thresholds reflecting improved performance expectations when compared to the target thresholds for fiscal 2010.

Interest expense increased $0.3 million, or 44.1%, to $0.9 million in 2011, compared to $0.6 million in 2010. The increase in interest expense was due to both higher commitment fees and higher average interest rates, although average outstanding bank borrowings were lower in fiscal 2011 compared to fiscal 2010.

The effective income tax rate for 2011 was a benefit of 39.8%, compared to a provision of 7.2% in 2010. The year-over-year change in our effective tax rate primarily was due to our valuation allowance release during fiscal 2011, which had an impact of $15.7 million.

Net income for 2011 was $29.7 million, or $1.27 per diluted share, compared to $13.2 million, or $0.57 per diluted share, last year.

Total inventory at the end of 2011 was $193.4 million, which was an $8.2 million, or 4.1%, decrease versus last year, and a 4.9% decrease on an inventory per square foot basis. Inventory turns for 2011 were up slightly versus last year.

Fourth Quarter 2011 results

Net revenues for the thirteen weeks ended December 31, 2011 were $113.4 million, an increase of $6.1 million, or 5.7%, compared to net revenues of $107.3 million for the corresponding period last year. Comparable store sales increased by $3.5 million, or 4.3%, versus last year. Net loss for the fourth quarter of 2011 improved to $14.0 million, or ($0.61) per share compared to $19.8 million, or ($0.88) per share, for the comparable period, due primarily to the income tax benefit recorded during the quarter as a result of the valuation allowance release during fiscal 2011.

Fiscal 2012 Guidance

Our earnings guidance for 2012 currently assumes that the market for boating supplies and related merchandise will remain relatively flat. We anticipate total sales to be in the range of $660 million to $676 million with comparable store sales growth of 0.5% to 2.5%. Pre-tax income is projected to range from approximately $23.0 million to $26.0 million.

Our effective tax rate has been significantly affected over the past several years by a valuation allowance that had been put into place against our deferred tax assets in 2008 and then released during 2011. In order to provide better perspective into our earnings-per-share (“EPS”) performance expectations for 2012, we are comparing them to 2011 EPS adjusted to reflect our anticipated effective tax rate of 39.5%. For 2012, we expect EPS in the range of $0.59 to $0.67, which is an increase of 7% to 22% when compared to adjusted 2011 EPS of $0.55. Reported EPS for fiscal 2011 was $1.27. For more details, see "Non-GAAP Financial Information" below.

We are targeting approximately $21 million in capital spending for 2012, with the majority driven by investment in our real estate optimization strategy.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, February 23, 2012, at 10:00 AM Pacific Time to discuss fourth quarter and full year 2011 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." The earnings release will also be posted on the Internet at westmarine.com under "Press Releases" on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 50215068. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available February 23, 2012 at 1:00 PM Pacific Time through March 1, 2012 at 8:59 PM Pacific Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 50215068.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 317 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our call center and Internet channels offer customers approximately 75,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our expectations and projections with respect to our ability to execute on our strategic growth strategies, uncertainties with respect to our loss contingency accrual and our projections for 2012, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for 2012 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including, the finalization of the audit being conducted by our independent registered public accounting firm and the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 1, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 1, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This release references certain financial information not calculated in accordance with generally accepted accounting principles ("GAAP"). We believe the 2011 income tax benefit from the release of substantially all of our valuation allowance is an aberration and, therefore, to provide a more useful comparison with past and future earnings, the non-GAAP measures remove income tax expense (benefit) as reported and apply our anticipated effective tax rate of 39.5% to fiscal 2011 and fiscal 2010 pre-tax income. Management believes these non-GAAP measures provide a more meaningful view of our year-over-year earnings and EPS performance trends. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.
Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	December 31, 2011	January 1, 2011
ASSETS
Current assets:
Cash	$43,966	$22,019
Trade receivables, net	5,771	5,605
Merchandise inventories	193,375	201,588
Deferred income taxes	7,118	2,997
Other current assets	13,792	16,739
Total current assets	264,022	248,948

Property and equipment, net	60,746	56,483
Long-term deferred taxes	7,800	-
Other assets	3,089	3,455
TOTAL ASSETS	$335,657	$308,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,085	$29,403
Accrued expenses and other	41,007	42,929
Total current liabilities	66,092	72,332

Deferred rent and other	13,922	14,793
Total liabilities	80,014	87,125

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 23,022,654 shares issued and 22,991,764 shares outstanding at December 31, 2011, and 22,656,083 shares issued and 22,625,193 shares outstanding
at January 1, 2011.	23	23
Treasury stock	(385)	(385)
Additional paid-in capital	186,089	181,891
Accumulated other comprehensive loss	(727)	(749)
Retained earnings	70,643	40,981
Total stockholders' equity	255,643	221,761
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$335,657	$308,886

West Marine, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	December 31, 2011		January 1, 2011
Net revenues	$113,394	100.0%	$107,309	100.0%
Cost of goods sold	92,613	81.7%	88,766	82.7%
Gross profit	20,781	18.3%	18,543	17.3%
Selling, general and administrative expense	39,608	34.9%	38,285	35.7%
Restructuring costs (recoveries)	57	0.1%	(46)	0.0%
Impairment of long lived assets	-	0.0%	-	0.0%
Loss from operations	(18,884)	-16.7%	(19,696)	-18.4%
Interest expense	252	0.2%	223	0.2%
Loss before taxes	(19,136)	-16.9%	(19,919)	-18.6%
Benefit for income taxes	(5,184)	-4.6%	(134)	-0.2%
Net loss	$(13,952)	-12.3%	$(19,785)	-18.4%

Net loss per common and common
equivalent share:
Basic	$(0.61)		$(0.88)
Diluted	$(0.61)		$(0.88)

Weighted average common and common
equivalent shares outstanding:
Basic	22,911		22,606
Diluted	22,911		22,606

	52 Weeks Ended
	December 31, 2011		January 1, 2011
Net revenues	$643,443	100.0%	$622,802	100.0%
Cost of goods sold	458,444	71.2%	447,161	71.8%
Gross profit	184,999	28.8%	175,641	28.2%
Selling, general and administrative expense	162,860	25.4%	160,838	25.8%
Restructuring recoveries	(50)	0.0%	(261)	0.0%
Impairment of long lived assets	50	0.0%	180	0.0%
Income from operations	22,139	3.4%	14,884	2.4%
Interest expense	918	0.1%	637	0.1%
Income before income taxes	21,221	3.3%	14,247	2.3%
Provision (benefit) for income taxes	(8,441)	(1.3)%	1,020	0.2%
Net income	$29,662	4.6%	$13,227	2.1%

Net income per common and common
equivalent share:
Basic	$1.30		$0.59
Diluted	$1.27		$0.57

Weighted average common and common
equivalent shares outstanding:
Basic	22,762		22,492
Diluted	23,286		23,014

West Marine, Inc.
Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	52 Weeks Ended
	December 31, 2011	January 1, 2011

OPERATING ACTIVITIES:
Net income	$29,662	$13,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,314	14,926
Impairment of long-lived assets	50	180
Share-based compensation	2,394	2,506
Tax benefit for equity issuance	(204)	292
Excess tax benefit from share-based compensation	(347)	(283)
Deferred income taxes	(12,745)	(825)
Provision for doubtful accounts	54	80
Lower of cost or market inventory adjustments	1,154	1,966
Loss (gain) on asset disposals	(13)	192
Changes in assets and liabilities:
Trade receivables	(220)	(119)
Merchandise inventories	7,059	(6,922)
Other current assets	2,946	3,066
Other assets	112	(582)
Accounts payable	(4,610)	(4,358)
Accrued expenses and other	(2,330)	(440)
Deferred items and other non-current liabilities	(47)	1,987
Net cash provided by operating activities	37,229	24,893

INVESTING ACTIVITIES:
Purchases of property and equipment	(17,710)	(14,139)
Proceeds from sale of property and equipment	64	71
Net cash used in investing activities	(17,646)	(14,068)

FINANCING ACTIVITIES:
Borrowings on line of credit	28,758	46,890
Repayments on line of credit	(28,758)	(46,890)
Payment of loan costs	-	(980)
Proceeds from exercise of stock options	1,339	1,017
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	669	618
Excess tax benefit from share-based compensation	347	283
Net cash provided by financing activities	2,355	938

Effect of exchange rate changes on cash	9	(23)

NET INCREASE IN CASH	21,947	11,740

CASH AT BEGINNING OF PERIOD	22,019	10,279
CASH AT END OF PERIOD	$43,966	$22,019
Other cash flow information:
Cash paid for interest	$645	$475
Cash paid (refunded) for income taxes	3,547	(2,325)
Non-cash investing activities:
Property and equipment additions in accounts payable	1,757	1,465

West Marine, Inc.
Reconciliation of Non-GAAP Finanical Measures
(Unaudited and in thousands, except per share data)

	52 Weeks Ended	52 Weeks Ended
	December 31, 2011	January 1, 2011

GAAP Net income	$29,662	$13,227
Add Back: income tax (benefit) expense as reported	(8,359)	1,020
GAAP income before taxes	21,303	14,247
Less: income tax expense at 39.5%	8,415	5,628
Non-GAAP adjusted net income	$12,888	$8,619

	52 Weeks Ended	52 Weeks Ended
	December 31, 2011	January 1, 2011

GAAP Net income per diluted share	$1.27	$0.57
Add Back: income tax (benefit) expense as reported	(0.36)	0.04
GAAP income before taxes per diluted share	0.91	0.62
Less: income tax expense at 39.5%	0.36	0.24
Non-GAAP adjusted net income per diluted share	$0.55	$0.37